Exhibit 4

THIS NOTE IS A "GLOBAL SECURITY" WITHIN THE MEANING OF THE INDENTURE DATED AS OF OCTOBER 1, 2002 BETWEEN SEARS ROEBUCK ACCEPTANCE CORP. AND BNY MIDWEST TRUST COMPANY (THE "INDENTURE"), AND IS REGISTERED IN THE NAME OF CEDE & CO. AS THE NOMINEE FOR THE DEPOSITORY TRUST COMPANY ("DTC"). UNLESS AND UNTIL IT IS EXCHANGED FOR SECURITIES THAT ARE NOT GLOBAL SECURITIES, THIS NOTE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF DTC OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
Number: 1	$250,000,000

CUSIP NO. 8124O4507

SEARS ROEBUCK ACCEPTANCE CORP.

7.40% Note due February 1, 2043

Original Issue Date:  February 12, 2003
Interest Payment Dates: February 1, May 1, August 1, and November 1
Maturity Date: February 1, 2043
Interest Rate: 7.40% per annum

        Sears Roebuck Acceptance Corp., a corporation organized and existing under the laws of the State of Delaware (the "Company"), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Two Hundred and Fifty Million Dollars ($250,000,000) (the "Principal Amount") upon presentation and surrender of this Note on the Maturity Date shown above at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, any office or agency maintained by the Company in the city in which the principal executive office of the Company is located or the city in which the principal corporate trust office of the Trustee is located (collectively, the "Payment Locations"), in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay interest thereon at the Interest Rate shown above. The Company will pay interest quarterly in arrears on the Interest Payment Dates shown above, commencing with May 1, 2003, until payment of the Principal Amount of (plus the premium, if any, on) this Note has been made or duly provided for. Interest on this Note will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from the Original Issue Date shown above.

        The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, subject to certain exceptions provided in the Indenture, be paid to the Person in whose name this Note is registered on the close of business on the 15th calendar day (whether or not a Business Day) preceding each Interest Payment Date, either, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register, or at any of the Payment Locations. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Interest Payment Date, and may be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders not less than 10 days prior to such Special Record Date, or may be paid, at any time in any other lawful manner, all as more fully set forth in the Indenture.

        If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal (or premium, if any) payment shall be made on the next day that is a Business Day, and no interest on such payments shall accrue for the period from and after the Interest Payment Date or the Maturity Date to such next Business Day. Interest on the Note will be computed on the basis of a 360-day year of twelve 30-day months.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

        This Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under such Indenture.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: February 12, 2003

Sears Roebuck Acceptance Corp.

By _____________________________ President

By _____________________________ Vice President, Finance

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

BNY Midwest Trust Company
            as Trustee

By:___________________________________
      Authorized Officer

SEARS ROEBUCK ACCEPTANCE CORP.

7.40% Note due February 1, 2043

        1. This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities") of the series hereinafter specified, unlimited in aggregate principal amount, all issued or to be issued under or pursuant to an indenture dated as of October 1, 2002, executed between the Company and BNY MIDWEST TRUST COMPANY, as Trustee; to which indenture and all indentures supplemental thereto (herein collectively called the "Indenture") reference is hereby made for a specification of the rights and limitation of rights thereunder of the Holders of the Securities, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the "7.40% Notes due February 1, 2043" of the Company (hereinafter referred to as the "Notes"). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        2. In case a default, as defined in the Indenture, shall occur and be continuing with respect to the Notes, the principal amount of all Notes then outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be annulled by the Holders of a majority in principal amount of the Notes outstanding.

        3. To the extent permitted by, and as provided in, the Indenture, indentures supplemental thereto may be entered into with the consent of the Company and with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities (as defined in the Indenture) of each series to be affected; provided, however, that no such supplemental indenture shall (i) change the Stated Maturity of the principal of (and premium, if any, on), or the interest on, any Security, or reduce the principal amount of (and premium, if any, on), or the rate of interest on any Security, or change the Currency in which the principal of (and premium, if any) or interest on such Securities is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 6.1 of the Indenture without the consent of the Holder of each outstanding Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each outstanding Security affected thereby.

        4. The Indenture also provides that the Holders of a majority in principal amount of the Securities of any series then outstanding may waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest or premium, if any, on any of the Securities.

        5. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest and premium, if any, on this Note at the place, at the respective times, at the rate, and in the Currency, herein prescribed.

        6. This Note is transferable by the registered Holder hereof or by his attorney duly authorized in writing at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, any Payment Location, without charge except for any tax or other governmental charge imposed in relation thereto, but only in the manner and subject to the limitations provided in the Indenture and upon surrender of this Note. Upon any such transfer a Note or Notes of authorized denominations for a like aggregate principal amount and bearing a number not contemporaneously outstanding will be issued in exchange herefor.

        7. The Notes are issuable only as registered Notes without coupons, in denominations of $25 and any integral multiple of $25. In the manner and subject to the limitations provided in the Indenture, Notes are exchangeable, without charge except for any tax or other governmental charge imposed in relation thereto, for other Notes of authorized denominations for a like aggregate principal amount, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, any Payment Location.

        8. The Company, the Trustee, any Authenticating Agent, any paying agent and any Security registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon by anyone other than the Company or any Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest and the premium, if any, hereon and for all other purposes, and neither the Company, the Trustee, an Authenticating Agent, a paying agent nor a Security registrar shall be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

        9. No recourse shall be had for the payment of the principal of or the interest or premium, if any, on this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof. In the event of any sale or transfer of its assets and liabilities substantially as an entirety to a successor corporation, the predecessor corporation may be dissolved and liquidated as more fully set forth in the Indenture.

        10. (a) The Company may redeem this Note on each Interest Payment Date, commencing on May 1, 2008, in whole or in part, by paying the Holder hereof 100% of the principal amount of (plus the premium, if any, on) the portion of this Note that the Company redeems, plus any interest that has accrued, but that the Company has not previously paid to the Holder hereof, up to but not including the date that the Company redeems that portion of this Note (the "Redemption Amount").

        The Company must give the Holder hereof at least 30, but not more than 60, days notice that it will redeem any portion of this Note. Interest will cease to accrue on that portion of this Note that the Company calls for redemption when the redemption price is paid. Each notice shall be given in the manner described in Paragraph 10(c).

(b) The Notes may also be redeemed prior to maturity as provided under this Paragraph 10(b).

        The Notes may be redeemed at the option of the Company, as a whole but not in part, at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal the Redemption Amount if there is a substantial probability that the Company will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the Note as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings, including a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof, whether or not such decision was rendered with respect to the Company, any action taken by a taxing authority in the United States that applies to the Company, or the issuance of a technical advice memorandum, letter ruling or administrative pronouncement issued by the United States Internal Revenue Service based on a fact pattern substantially similar to that of the Company occurring, becoming effective or being issued on or after February 12, 2003. Prior to the publication of any notice of redemption of the Notes pursuant to the foregoing, the Company shall deliver to the Trustee an opinion of legal counsel to the Company stating that the Company is entitled to effect such redemption and a certificate setting forth facts showing that the conditions precedent to the right of the Company to so redeem have occurred.

        Notice of redemption will be given by the Company not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice. Each notice shall be given in the manner described in Paragraph 10(c).

        (c) Any redemption notice given under Paragraph 10(a) or (b) above shall state the date fixed for redemption and the Redemption Amount. On the redemption date, the Company shall be bound to redeem the Notes to which such notice relates at their Redemption Amount upon presentment thereof. Notices to Holders shall be mailed by the Trustee, first class postage prepaid, at their last addresses as they appear in the Security Register. Such notice by publication shall be published at least once a week for two successive weeks prior to the date fixed for redemption, the first such publication to be not less than 30 days nor more than 60 days prior to the date fixed for redemption.

        11. Notwithstanding anything to the contrary in the Indenture, the term "Business Day" shall mean, for all purposes with respect to the Notes, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware, the City of Chicago, The City of New York, or the city in which the principal corporate trust office of the Trustee is located.

        12. This Note shall be governed by the laws of the State of Delaware.